SECURITIES AND EXCHANGE COMMISSIONWASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): SEPTEMBER 16, 2003 (SEPTEMBER 16, 2003)

AURORA FOODS INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-14255	94-3303521
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NUMBER)

11432 Lackland Road St. Louis, Missouri	63146
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)	(ZIP CODE)

(314) 801 - 2300
(REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

N/A
(FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR, IF APPLICABLE)

ITEM 5. OTHER EVENTS.

On September 16, 2003, Aurora Foods Inc. (the “Company”) issued a press release announcing that, based upon substantial progress made in discussions among the Company, its creditors and J.W. Childs Equity Partners, the Company has requested its senior lenders and noteholders to formally extend the forbearance agreements which expired in accordance with their terms on September 15, 2003. While discussions continue, none of the Company’s creditors has taken any action to enforce remedies arising out of the Company’s decisions to defer paying interest on its outstanding senior subordinated notes and to suspend its divestiture program.

The Company also announced that it continues to receive funding under its receivables facility and, as of September 15, 2003, the Company had liquidity of approximately $34 million comprised of cash and availability under the receivables facility. There also are more than 125 vendors with estimated annual purchases of $250 million who are participating in Aurora’s vendor lien program and the Company believes it has sufficient liquidity to fund its operations through completion of the restructuring.

As previously announced, Aurora is undertaking a comprehensive financial restructuring to reduce its outstanding indebtedness, strengthen its balance sheet and improve its liquidity. As part of the restructuring, the Company entered into a definitive agreement on July 11, 2003 with an affiliate of J.W. Childs Associates, L.P., pursuant to which J.W. Childs agreed to make a $200 million investment for a 65.6% equity interest in the reorganized Company.

Since the date of the announcement of the definitive agreement with J.W. Childs, the Company has engaged, and continues to engage, in discussions with J.W. Childs, the Company’s senior lenders and noteholders regarding the terms of the restructuring. The Company believes that substantial progress is being made towards consummating the restructuring. However, no assurance can be given that this progress will continue, that its discussions will lead to an agreement, that the conditions to closing the restructuring will be satisfied, or that the restructuring ultimately will be consummated. Moreover, if the restructuring is consummated, it could be consummated on terms materially different than the terms contemplated by the definitive agreement with J.W. Childs.

The press release is attached hereto as Exhibit 99 and is incorporated herein by reference.

ITEM 7. EXHIBITS.

(c) Exhibits.

Exhibit No.	Description
99	Press Release, dated September 16, 2003

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURORA FOODS INC.

By:	/s/ Richard A. Keffer

Name:	Richard A. Keffer
Title:	General Counsel and Secretary

September 16, 2003

AURORA FOODS INC. CURRENT REPORT ON FORM 8-K REPORT DATED SEPTEMBER 16, 2003

EXHIBIT INDEX

Exhibit No.	Description
99	Press Release, dated September 16, 2003